CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated December 20, 2010, on the financial statements of Perritt MicroCap Opportunities Fund, a series of Perritt MicroCap Opportunities Fund, Inc.,  as of October 31, 2010, and for the periods indicated therein and to the references to our firm in the prospectus and the Statement of Additional Information in this Post-Effective Amendment to Perritt MicroCap Opportunities Fund, Inc.’s Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.
Westlake, Ohio
February 25, 2011